Exhibit 8.1

Subsidiaries of Sterlite Industries (India) Limited

S. No	Name of the Company	Country of Incorporation
1	Copper Mines of Tasmania Pty Limited	Australia
2	Thalanga Copper Mines Pty Limited	Australia
3	Monte Cello B.V.	Netherland
4	Bharat Aluminium Company Limited	India
5	Sterlite Infra Limited	India
6	Talwandi Sabo Power Limited	India
7	Sterlite Opportunities and Ventures Limited	India
8	Sterlite (USA) Inc.	USA
9	Hindustan Zinc Limited	India
10	Sterlite Energy Limited	India
11	Fujairah Gold FZE	UAE
12	THL Zinc Ventures Ltd	Mauritius
13	THL Zinc Ltd	Mauritius
14	THL Zinc Holding B.V.	Netherland
15	THL Zinc Namibia Holdings (Proprietary) Limited	Namibia
16	Skorpion Zinc (Proprietary) Limited	Namibia
17	Skorpion Mining Company (Proprietary) Limited	Namibia
18	Namzinc (Proprietary) Limited	Namibia
19	Amica Guesthouse (Proprietary) Limited	Namibia
20	Rosh Pinah Health Care (Proprietary) Limited	Namibia
21	Black Mountain Mining (Proprietary) Limited	South Africa
22	Vedanta Lisheen Finance Limited	Ireland
23	Vedanta Base Metals (Ireland) Limited	Ireland
24	Vedanta Lisheen Mining Limited	Ireland
25	Killoran Lisheen Mining Limited	Ireland
26	Killoran Lisheen Finance Limited	Ireland
27	Lisheen Milling Limited	Ireland
28	Killoran Concentrates Limited	Ireland
29	Killoran Lisheen Limited	Ireland
30	Azela Limited	Ireland
31	Killoran Lisheen Holdings Limited	Ireland
32	Malco Power Company Limited	India
33	Malco Industries Limited	India
34	Vizag General Cargo Berth Private Limited	India
35	Paradip Multi Cargo Berth Private Limited	India
36	Pecvest 17 Proprietary Limited	South Africa